EXHIBIT 21.1

                                  SUBSIDIARIES

Adept Technology, S.A.R.L., a French corporation

Adept Technology International Ltd., a California corporation

Adept Technology Italia SRL, an Italian corporation

Adept Technology GmbH, a German corporation

Adept Technology (1996) Foreign Sales Corporation, a Barbados corporation

Adept Global Technologies, a Cayman company

Adept Technology Holdings Co., a Delaware corporation

Adept Technology Canada Holding, Co., a Nova Scotia Canada corporation and

Adept Technology Canada, Co., a Nova Scotia Canada corporation

Chad Industries Inc., a California corporation

Meta Control Technologies, Inc., a Delaware Corporation